Exhibit 10.1

May 13, 2021

Aparna Bawa

Dear Aparna,

On behalf of the Board of Directors (the “Board”) of Palo Alto Networks, Inc. (the “Company”), we are pleased to inform you that our Nominating and Governance Committee of the Board has nominated you for election as a member of our Board.

As you are aware, the Company is a Delaware corporation and therefore your rights and duties as a Board member of the Company are prescribed by Delaware law, SEC laws, listing rules for the stock exchange on which our shares are traded, our charter documents and by the policies established by our Board from time to time. In addition, you may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity.

From time to time, our Board may establish certain other committees to which it may delegate certain duties. In addition to committee meetings, which shall be convened as needed, our Board meetings are generally held quarterly at the Company’s offices in Santa Clara, California. We would hope that your schedule would permit you to attend all of the meetings of the Board and any committees of which you are a member. In addition, from time to time, there may be telephonic meetings to address special matters.

It is expected that during the term of your Board membership with the Company you will not engage in any other employment, occupation, consulting or other business activity that competes with the business in which the Company is now involved in or becomes involved in during the term of your service to the Company, nor will you engage in any other activities that conflict with your obligations to the Company.

If you decide to join the Board, under the terms of our non-employee director compensation policy, you will automatically be granted a restricted stock unit award under our 2012 Equity Incentive Plan (the “2012 Plan”) having a value equal to $1,000,000 (the “Award”) in consideration for your service as a member of the Board. The number of Award shares will be based on the average closing price of the Company’s common stock over the 30 calendar days prior to the 15th day of the month in which the grant occurs. The Award shares will vest over three years, with 1/3 of the shares subject to the Award grant vesting on the first anniversary of the grant date and the remaining shares vesting equally over the next two years on a quarterly basis, subject to you continuing to serve as a Board member on each vesting date. The vesting of the Award will accelerate upon a Change in Control (as defined in the 2012 Plan).

In addition to the Award, you will be eligible to receive annual restricted stock unit equity awards with a value of $300,000 (plus any fees for committee service) on the date of each annual meeting of stockholders (commencing with the December 2022 meeting) in accordance with our non-employee director compensation policy, subject to your continuing service on the Board. Each annual restricted stock unit equity award is expected to vest over one year on a quarterly basis and will accelerate upon a Change in Control (as defined in the 2012 Plan).

The payment of compensation to Board members is subject to many restrictions under applicable law, and as such, you should be aware that the compensation set forth above is subject to such future changes and modifications as the Board or its committees may deem necessary or appropriate. In addition, please note that unless otherwise approved by our Board or required under applicable law, directors of our subsidiaries shall not be entitled to any compensation. You shall be entitled to reimbursement for reasonable expenses incurred by you in connection with your service to the Company and attendance of Board and committee meetings in accordance with the Company’s established policies.

3000 TANNERY WAY | SANTA CLARA, CA 95054 | MAIN: 408.753.4000 | PALOALTONETWORKS.COM

Please note that nothing in this letter or any agreement granting you equity should be construed to interfere with or otherwise restrict in any way the rights of the Company, its Board or stockholders from removing you from the Board or any committee in accordance with the provisions of applicable law. Furthermore, except as otherwise provided to other non-employee Board members or required by law, the Company does not intend to afford you any rights as an employee, including without limitation, the right to further employment or any other benefits.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating both the enclosed duplicate and original letter and returning them to me. By signing this letter you also represent that the execution and delivery of this agreement and the fulfillment of the terms hereof will not require the consent of another person, constitute a default under or conflict with any agreement or other instrument to which you are bound or a party.

On behalf of the Company it gives us great pleasure to welcome you as a member of our Board. We anticipate your leadership and experience shall make a key contribution to our success at this critical time in our growth and development.

Yours very truly,

/s/ Nikesh Arora

Nikesh Arora

Chief Executive Officer

Palo Alto Networks, Inc.

Acknowledged and agreed to

May 13, 2021

/s/ Aparna Bawa
Aparna Bawa

3000 TANNERY WAY | SANTA CLARA, CA 95054 | MAIN: 408.753.4000 | PALOALTONETWORKS.COM